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                           NON-COMPETITION AGREEMENT


     THIS NON-COMPETITION AGREEMENT ("Agreement") is made and entered into as of the ____ day of ____________, 1996, by and between JONES MEDICAL INDUSTRIES, INC., a Delaware corporation ("JMED") and ______________________________
("Principal Holder").

                                    RECITALS

     A. The Principal Holder is a major shareholder and key employee of Abana Pharmaceuticals, Inc., a Delaware corporation ("Abana"), and has been involved in the management of, and is fully familiar with, the business operations and confidential information of Abana.

     B. Incident to a Plan of Reorganization and Agreement dated as of October ___, 1996 (the "Reorganization Agreement"), by and among JMED, Abana and certain major shareholders of Abana, Abana is to be merged into a wholly-owned subsidiary of JMED.

     C. As a condition to JMED completing the transactions contemplated by the Reorganization Agreement, JMED has requested the Principal Holder to agree to the restrictive covenants set forth in this Agreement, and the Principal Holder has agreed to comply with the provisions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  DEFINITIONS

         1.1 "Affiliate" shall mean, with respect to any Person, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such Person. For purposes hereof, the term "controlled" (including the terms "controlled by" and "under common control with"), as used with respect to any Person shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.

         1.2 "Person" shall mean any person, partnership, firm, limited liability company, corporation, association or other entity.


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         1.3 "Restricted Period" shall mean the period commencing on the date which is  the later of (i) five years after the date of this Agreement, and
(ii) two years following the last day of Principal Holder's employment with Abana, JMED, or any Affiliate of JMED.


     2.  CONFIDENTIALITY, SOLICITATION AND NON-COMPETITION

         2.1 CONFIDENTIAL INFORMATION. The Principal Holder expressly recognizes, acknowledges and agrees that Abana's methods of operation, information and trade secrets, whether written or unwritten, including, but not limited to, products, records, materials, suppliers, manufacturing techniques and information, know-how, customer lists, inventions, discoveries, improvements relating to the products and services offered by Abana, data, documenta, patents, licenses, memoranda and other information, financial or otherwise, about Abana's operations, business or products, as presently conducted or proposed to be conducted (collectively, "Confidential Information") are secret and confidential and shall remain the exclusive property of Abana. The Principal Holder shall not at any time, directly or indirectly, use, disseminate, divulge or disclose to any Person (other than on behalf and for the benefit of JMED or Abana), any Confidential Information.

         2.2 EMPLOYEE SOLICITATION. For and during the Restricted Period, the Principal Holder shall not in any way, directly or indirectly, for his own behalf or on behalf of or in conjunction with any Person, solicit, entice, hire, employ, endeavor to employ or associate with for business purposes, any employee(s), agent(s), contractor(s) or consultant(s) of Abana, JMED or any Affiliate of JMED.

         2.3 NON-COMPETITION PROVISIONS.

         (a) For and during the Restricted Period, the Principal Holder covenants and agrees not to, directly or indirectly, for the Principal Holder's own account or benefit or for the account or benefit of any other Person,

      (i) engage or become interested in, as owner, partner, officer, director, employee, agent, principal, shareholder (except as a holder of less than 2% of the outstanding stock of any company whose securities are traded on any national stock exchange or over the counter), supplier, advisor, lender of funds or credit or otherwise, any business (other than on behalf and for the benefit of Abana or JMED), involved in the manufacturing, marketing or sale of pharmaceutical products similar to or which otherwise compete with those therapeutic categories which have been marketed by Abana at or prior to the date or this Agreement or which are being marketed by JMED at the later of the date of this Agreement or the date upon which the Principal Holder ceases to be an employee of JMED or any of its Affiliates, or


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     (ii) solicit, take away, attempt to take away or divert or participate in the diversion of any business of Abana or JMED from any Person which (A) was a customer of Abana at any time during the two (2) year period immediately preceding the date of this Agreement, or (B) is a customer of JMED at any time after the date of this Agreement while the Principal Holder is an employee of JMED or any of its Affiliates.

         (b) The geographic area in which the restrictions set forth herein are applicable is the United States.

         2.4 SCOPE; REASONABLENESS. Each of the foregoing covenants on the part of the Principal Holder shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Principal Holder against Abana or JMED, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by JMED of any of such covenants. The Principal Holder acknowledges that (i) the restrictions set forth in this Article 2 are reasonable in scope and geographical territory, and are essential to protecting JMED's legitimate interests, (ii) but for the provisions set forth herein, JMED would not enter into the Reorganization Agreement, and (iii) enforcement of this Agreement will not preclude the Principal Holder from becoming gainfully employed in such a manner and to such extent as to provide a standard of living for himself, the members of the Principal Holder's family and those dependent on the Principal Holder of at least the sort and fashion to which the Principal Holder and they have become accustomed.

         2.5 REMEDIES. If the Principal Holder breaches or threatens to commit a breach of any of the provisions of this Article 2, JMED and Abana, shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to JMED or Abana at law or equity:

         (a) The right and remedy to have the provisions of this Article 2 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the provisions of this Article 2 would cause irreparable injury to JMED and Abana and that monetary damages would not provide an adequate remedy to JMED or Abana. It is further agreed that the amount of any bond that JMED or Abana may be required to post incident to any equitable relief sought pursuant hereto shall not exceed $5,000 and that said amount shall be deemed reasonable and proper. The Principal Holder hereby waives any claim or defense that JMED or Abana has an adequate remedy at law, and the Principal Holder shall not claim, at any such action or proceeding, that an adequate remedy at law exists.

         (b) The right and remedy to require the Principal Holder to account for and pay over to JMED or Abana, as the case may be, all compensation, profits, monies, accruals, gratuities, increments or other benefits derived or received by the Principal Holder or by any other Person as a result of, or in any way incident to, any conduct or transactions constituting a breach of the provisions of this Article 2.


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        2.6 SEVERABILITY AND BLUE-PENCILING.  Should any of the provisions of this Article 2 be held to be too broad or invalid or unenforceable by a court of competent jurisdiction, then such provision(s) shall be so interpreted and applied in such a narrower sense as shall be necessary to make such provision(s) valid and enforceable. The provisions of this Article 2 are separate and independent covenants and it is agreed that the invalidity or unenforceability of one or more of the provisions or covenants hereof shall not affect the validity or enforceability of the remaining provisions of this
Article 2, which Agreement shall then be construed in all respects as if such invalid or unenforceable provision were omitted.

     3. NO ADDITIONAL COMPENSATION. No compensation (other than that received by the Principal Holder for his shares of capital stock in Abana pursuant to the Reorganization Agreement) shall be paid to the Principal Holder for the covenants and agreements set forth in Article 2 hereof, the Principal Holder hereby acknowledging receipt of adequate consideration therefor pursuant to the Reorganization Agreement.

     4. MISCELLANEOUS

        4.1 NON-WAIVER. The failure to object to or to take affirmative action with respect to any conduct of the Principal Holder which is in violation of the provisions of this Agreement shall not constitute a waiver of that violation or any subsequent violation of this Agreement by the Principal Holder.

        4.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between JMED and the Principal Holder regarding the subject matter of this Agreement and supersedes all prior oral or written proposals, negotiations, representations, communications or agreements between JMED and the Principal Holder. This Agreement may not be changed or modified except by a written instrument executed by an authorized officer of JMED and the Principal Holder.

        4.3 COSTS OF ENFORCEMENT. In the event of a dispute with respect to the provisions of this Agreement and in addition to all other remedies, the non-prevailing party shall indemnify, protect and hold harmless the prevailing party from and shall pay the prevailing party's costs and expenses (including without limitation reasonable attorneys' fees, court costs and expenses) incurred by the prevailing party in enforcing any of the provisions of this Agreement and pursuing its rights and remedies hereunder.

        4.4 SUCCESSORSHIP. This Agreement shall inure to the benefit of JMED, its Affiliates and their respective successors and assigns.

        4.5 CHOICE OF LAW. The validity, construction, enforcement and interpretation of this Agreement shall be governed by the laws of the State of Missouri. The venue for resolution of all disputes hereunder, shall be St. Louis, Missouri and the Principal Holder hereby consents to the venue and jurisdiction of the courts located in St. Louis County, Missouri.


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        4.6 SURVIVORSHIP.  The provisions of this Agreement shall survive the signing of this Agreement and completion of the transactions contemplated by the Reorganization Agreement.

        4.7 NOTICE. Any notice or other communication required or contemplated pursuant to this Agreement shall be in writing and delivered in person, or mailed by certified mail, return receipt requested, postage prepaid, addressed to the address of each party set forth below their respective signatures hereto or to such other address as may be designated in writing as herein set forth. The date of the notice shall be the date of delivery, if the notice is personally delivered, or of the date of mailing, if such notice is mailed in accordance with this paragraph.

        4.8 CAPTIONS. The captions and titles contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.




("Principal Holder')             ("JMED")

                                 JONES MEDICAL INDUSTRIES, INC.

_____________________________    By: __________________________
                                 Name:    Dennis M. Jones
                                 Title:   Chairman & President
Address:_____________________    Address: 1945 Craig Road
                                          St. Louis, MO 63146
_____________________________



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